Exhibit 99.1

Revelation Biosciences’ Gemini Induces Dose Dependent Significant Increases in IL-10

San Diego, CA – September 24, 2024 – Revelation Biosciences, Inc. (NASDAQ: REVB) (the “Company” or “Revelation”), a clinical-stage life sciences company that is focused on harnessing the power of trained immunity for the prevention and treatment of disease, today announced statistically significant, dose dependent increases of interleukin-10 (IL-10) in response to Gemini treatment, using a high sensitivity analysis. This additional positive data follows the previously reported positive topline data from the Phase 1 clinical study of Gemini released on June 24, 2024.

Using high sensitivity serum IL-10 biomarker analysis to gain further insight into Gemini’s capability for resolution of inflammation, Revelation tested samples from the Phase 1 clinical study. It was found that Gemini induced statistically significant, dose dependent changes in circulatory IL-10 at 2 hours post-dose, with a p-value of < 0.05 or greater, at each of the low, mid, and high dose levels, as shown in Figure 1 below. The change in IL-10 observed for treatment groups relative to placebo, were a 27-fold increase, 162-fold increase, and 309-fold increase for the low, mid, and high dose groups, respectively.

IL-10 is a potent anti-inflammatory protein that downregulates pro-inflammatory cytokines and is an active contributor to initiating reduction of inflammation. The significant increase of anti-inflammatory IL-10 with no significant increase in pro-inflammatory IL-1b and TNF-a confirms TLR4 binding unique to Gemini, and is further evidence of the reprogramming of the innate immune response, enabling Gemini to initiate resolution of inflammation and promote the healing process.

The observed increase of IL-10 in humans is consistent with prior preclinical studies performed by Revelation where an increase in IL-10 was observed in healthy animals as well as efficacy models, including the ischemia/reperfusion model of acute kidney injury and unilateral ureteral obstruction model of kidney injury. This demonstrates the potential for Gemini in our target indications, including prevention of AKI following cardiac surgery.

“We are very pleased to see such a clear increase in interleukin-10 levels. This confirms how we can use Gemini to fine tune the innate immune response and speed the healing process through immunostimulatory preconditioning.” said James Rolke, Chief Executive Officer of Revelation. “This new data underlines the potential benefit of Gemini for patients, and we are committed to moving rapidly into our Phase 1b study in late 2024.”

For more information on Revelation, please visit www.RevBiosciences.com.

Figure 1. Upregulation of IL-10 at 2 Hours Post Intravenous Administration of Gemini

About Gemini

Gemini is the Company’s proprietary formulation of phosphorylated hexaacyl disaccharide (PHAD®), a toll-like receptor 4 (TLR4) agonist. TLR4 stimulation with PHAD potentially preconditions the innate immune system to respond to a subsequent stress, such as ischemia (loss of blood flow) or bacterial infection. Gemini is initially being developed as a single dose preconditioning therapy for two target indications: as a pretreatment to prevent or reduce the severity of acute kidney injury due to cardiac surgery (GEMINI-AKI program) and as a pretreatment to reduce the incidence, duration, and severity of post-surgical infection (GEMINI-PSI program). In addition, Gemini has the potential to be a long-term treatment to stop or slow the progression of chronic kidney disease (GEMINI-CKD program). Revelation believes Gemini works through trained immunity, which redirects and attenuates the innate immune response to external stress (infection, trauma, etc.). Preclinical studies evaluating models of AKI or bacterial infection have demonstrated pretreatment with Gemini can reduce the severity and duration of AKI or bacterial infection, respectively. Additionally, preclinical studies evaluating a model of CKD demonstrate the potential of Gemini as a treatment to prevent kidney tissue scarring following the onset of severe inflammation.

About the Phase 1 Study

The Phase 1 study enrolled 40 healthy individuals 18 to 55 years of age, was conducted in Australia and evaluated escalating doses (placebo, low, mid, and high dose) of intravenously administered Gemini. The primary endpoint was to evaluate the safety and tolerability of escalating doses of Gemini. Additionally, multiple biomarkers of clinical activity were evaluated.

As previously reported, the primary endpoint to evaluate the safety and tolerability of escalating doses of Gemini was met and a maximum tolerated dose in healthy volunteers was identified. In addition, Gemini administration engaged multiple beneficial markers of the innate immune system, including mobilization of innate immune cells, and increased IL-10, Interleukin-1 Receptor Antagonist (IL-1RA), Neutrophil Gelatinase Associated Lipocalin (NGAL), and relatively low levels of Interleukin-6 (IL-6). Importantly, Gemini administration did not induce significant increases in serum TNF-α or IL-1β, markers associated with inflammatory damage.

About Revelation Biosciences, Inc.

Revelation Biosciences, Inc. is a clinical stage life sciences company focused on harnessing the power of trained immunity for the prevention and treatment of disease using its proprietary formulation Gemini. Revelation has multiple ongoing programs to evaluate Gemini, including prevention of post-surgical infection, prevention of acute kidney injury, and for the treatment of chronic kidney disease.

For more information on Revelation, please visit www.RevBiosciences.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. These forward-looking statements are generally identified by the words "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions. We caution investors that forward-looking statements are based on management’s expectations and are only predictions or statements of current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those anticipated by the forward-looking statements. Revelation cautions readers not to place undue reliance on any such forward looking statements, which speak only as of the date they were made. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the ability of Revelation to meet its financial and strategic goals, due to, among other things, competition; the ability of Revelation to grow and manage growth profitability and retain its key employees; the possibility that the Revelation may be adversely affected by other economic, business, and/or competitive factors; risks relating to the successful development of Revelation’s product candidates; the ability to successfully complete planned clinical studies of its product candidates; the risk that we may not fully enroll our clinical studies or enrollment will take longer than expected; risks relating to the occurrence of adverse safety events and/or unexpected concerns that may arise from data or analysis from our clinical studies; changes in applicable laws or regulations; expected initiation of the clinical studies, the timing of clinical data; the outcome of the clinical data, including whether the results of such study is positive or whether it can be replicated; the outcome of data collected, including whether the results of such data and/or correlation can be replicated; the timing, costs, conduct and outcome of our other clinical studies; the anticipated treatment of future clinical data by the FDA, the EMA or other regulatory authorities, including whether such data will be sufficient for approval; the success of future development activities for its product candidates; potential indications for which product candidates may be developed; the ability of Revelation to maintain the listing of its securities on NASDAQ; the expected duration over which Revelation’s balances will fund its operations; and other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the SEC by Revelation.

Company Contacts

Sandra Vedrick

Vice President, Investor Relations & Human Resources

Revelation Biosciences Inc.

Email: svedrick@revbiosciences.com

and

Chester Zygmont, III

Chief Financial Officer

Revelation Biosciences Inc.

Email: czygmont@revbiosciences.com